UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Nuveen Mortgage Opportunity Term Fund (JLS)
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Nuveen Funds Response to ISS Proxy Advisory

Services’ Request for Additional Information

March 4, 2015

Nuveen Funds Response

ISS Proxy Advisory Services has indicated that it may recommend that shareholders of the following Nuveen Funds withhold votes for members of the Funds’ Audit

Committee in connection with the election of Trustees:

Nuveen Mortgage Opportunity Term Fund (JLS) Nuveen Mortgage Opportunity Term Fund 2 (JMT)

Any such recommendation would be based on a determination by ISS Proxy Advisory Services that the Funds’ Audit Committee approved an excessive amount of non-audit fees paid to each Fund’s auditor, which increases the potential for conflicts of interest.

Nuveen Fund Advisors, LLC (NFAL), each Fund’s investment adviser, respectfully disagrees with any such determination and requests that ISS Proxy Advisory Services not publish such a determination.

NFAL believes that the Funds’ Audit Committee acted appropriately in approving the non-audit related services in question for the following reasons:

Both of the Funds have unique circumstances within the Nuveen Fund complex that require a higher than normal level of non-audit services be performed.

PricewaterhouseCoopers (PwC) is uniquely or more qualified than other firms to perform the non-audit services in question on behalf of the Funds.

While the fees paid to PwC by each Fund for non-audit services may appear out of proportion, the overall amount of non-audit fees paid to PwC by the Funds is de minimis compared to the overall audit fees paid by the complex to PwC.

The Audit Committee has taken into account PwC’s expertise in the areas requiring additional services and, together with the overall amount of audit-related fees paid to PwC by the Nuveen Fund complex, has determined that the use of PwC to perform these services was and is in the best interests of each Fund and its shareholders.

This determination was made with full disclosure of all facts and in accordance with the

Funds’ Audit Committee Charter and applicable SEC and NYSE rules and regulations.

Nuveen Mortgage Opportunity Term Fund (JLS)

Nuveen Mortgage Opportunity Term Fund 2 (JMT)

Nuveen Mortgage Opportunity Term Fund (JLS) Nuveen Mortgage Opportunity Term Fund 2 (JMT)

The Funds invest primarily in mortgage-backed securities (MBS)

The tax accretion of discount on MBS that have significant principal repayments differs from financial statement reporting purposes.

The Funds engaged PwC’s Financial Modeling group to assist in the calculation of discount accruals on a tax basis and the basis adjustments associated with sales of MBS, both of which are based on factors not readily available.

When the Funds were launched in 2009/2010, only one other accounting firm provided the necessary services.

The other firm’s modeling contained significant assumptions and estimates when compared to modeling performed by PwC’s Financial Modeling group, thereby making PwC uniquely qualified to perform those services.

For JLS, the $97,275 of non-audit related fees incurred in fiscal year 2014 as reported in the Funds’ proxy statement were comprised of the following: $96,160 related to the discount calculations (recurring); and $1,115 related to annual excise tax review (recurring).

For JMT, the $93,990 of non-audit related fees incurred in fiscal year 2014 as reported in the Funds’ proxy statement were comprised of the following: $92,875 related to the discount calculations (recurring); and $1,115 related to annual excise tax review (recurring).

Based on the foregoing and a determination that such services would not impair PwC’s independence with respect to the Funds, the Audit Committee approved the use of PwC for such non-audit services.

4